LAW\\254013.01
July 3, 1997


1mage Software, Inc.
6486 S. Quebec Street
Englewood, Colorado 80111

     Re:  1mage Software, Inc.
          Registration Statement on Form S-8

Gentlemen:

     We are counsel to 1mage Software, Inc., a Colorado corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the proposed offering by the Company of up to 1,000,000 shares of Common Stock pursuant to the Company's Equity Incentive Plan ( the "Plan").

     In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written or oral statements of officers, legal counsel and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate, and, based thereon, we advise you that in our opinion:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Colorado.

     2. The shares offered by the Company, when issued pursuant to and in accordance with the Plan will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                 Very truly yours,

                                 GORSUCH KIRGIS L.L.C.